Exhibit 10-f

SBC Communications Inc.

OFFICER DISABILITY PLAN

Plan Effective: January 1, 1984
Revisions Effective: September 1, 2005

OFFICER DISABILITY PLAN

The SBC Communications Inc. (“SBC” or “Company”) Officer Disability Plan ("Plan") was formerly known as the Senior Management Long Term Disability Plan prior to November 1, 2002. The purpose of the Plan is to supplement an Eligible Employee’s disability benefits provided under an SBC Group Disability Plan.

Section 1 - Definitions

“Eligible Employee” shall mean an Officer and any other individual who is participating in the Plan as of September 1, 2005. Notwithstanding the foregoing, the CEO of SBC Communications Inc. (“CEO”) may, from time to time, exclude any Officer or group of Officers from being an “Eligible Employee” under this Plan. Further, an employee of a company acquired by SBC shall not be considered an Eligible Employee unless designated as eligible by the CEO.

“Employer” shall mean SBC or any of its Subsidiaries; provided, however, that Cingular Wireless LLC and its subsidiaries shall not be considered an Employer under this Plan.

“Group Disability Plan” shall mean the SBC Disability Benefits Plan, SBC Disability Income Plan, PTG Comprehensive Disability Benefits Plan, SNET Disability Benefits Plan, Ameritech Sickness and Accident Disability Benefit Plan, Ameritech Long Term Disability Plan, or any other group disability plan sponsored by SBC or any Subsidiary.

“Long Term Disability Benefit” shall mean the disability benefit provided under Section 3 of this Plan.

“Officer” shall mean an individual who is designated as an officer for compensation purposes on the records of SBC.

"Participant" shall mean an Eligible Employee who is disabled within the meaning of Section 2.1 or 3.1 of this Plan.

“Pay” shall mean the monthly amount of an Eligible Employee’s annual base salary rate (as determined by his or her Employer) on the last day prior to entitlement to disability benefits under this Plan, but excluding all differentials regarded as temporary or extra payments and excluding all cash payments and distributions made under the SBC Short Term Incentive Plan and the SBC 2001 Incentive Plan, or successor plans.

“Short Term Disability Benefit” shall mean the disability benefit provided under Section 2 of this Plan.

“Subsidiary” shall mean any corporation in which the Company owns, directly or indirectly, more than fifty percent (50%) of the total combined voting power of all classes of equity interests, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns more than fifty percent (50%) of the combined equity thereof; provided, however, Cingular Wireless LLC and its subsidiaries shall not be considered a Subsidiary under this Plan.

Section 2 - Short Term Disability Benefits

2.1

If an Eligible Employee is eligible to receive short term disability benefits under the Group Disability Plan, he/she is also eligible to receive Short Term Disability Benefits under this Plan. Otherwise, an Eligible Employee who, due to a physical or mental impairment, is prevented from meeting the performance requirements of the position he or she held immediately preceding the onset of his or her physical or mental impairment shall be entitled to Short Term Disability Benefits under this Section 2.

2.2

Subject to the reductions and offsets described in Section 2.3, the Short Term Disability Benefits provided under this Section 2 shall be a monthly amount equal to one hundred percent (100%) of the Participant’s Pay.

2.3

The Participant’s Short Term Disability Benefit shall be reduced by his or her short term disability benefit received under a Group Disability Plan, if any. In addition, the Participant’s combined Short Term Disability Benefit under this Plan and his or her short term disability benefit under the Group Disability Plan, if any, shall be reduced by any offsets as provided in the Group Disability Plan.

2.4

Short Term Disability Benefits shall commence on the eighth day immediately following the onset of the Participant’s mental or physical impairment. Short Term Disability Benefits under this Plan shall be paid until earliest to occur of (i) the lapse of 52 weeks from the eighth day immediately following the onset of the Participant’s mental or physical impairment, or (ii) the Participant’s ability to meet the performance requirements of the position he or she held immediately preceding the onset of his or her physical or mental impairment. Successive periods of physical or mental impairment shall be counted together in computing the fifty-two (52) week period; provided, however, any absence as a result of a physical or mental impairment after the Participant has been continuously engaged in the performance of his or her employment responsibilities for thirteen (13) or more weeks shall be considered to commence a new period of physical or mental impairment for purposes of the fifty-two (52) week limitation on Short Term Disability Benefits.

Section 3 – Long Term Disability Benefits

3.1

If an Eligible Employee is eligible to receive long term disability benefits under the Group Disability Plan, he/she is also eligible to receive Long Term Disability Benefits under this Plan. Otherwise, an Eligible Employee shall be entitled to Long Term Disability Benefits after the lapse of the fifty-two (52) week period of a Participant’s Short Term Disability Benefits if the Eligible Employee, due to a physical or mental impairment, is prevented from meeting the performance requirements of (i) the position he or she held immediately preceding the onset of his or her physical or mental impairment, (ii) a similar position, and (iii) any appropriate position that the Participant would otherwise be capable of performing by reason of his or her background or experience.

3.2

Subject to the reductions and offsets described in Section 3.3, the Long Term Disability Benefits provided under this Section 3 shall be a monthly amount equal to eighty percent (80%) of the Participant’s Pay.

3.3

The Participant’s Long Term Disability Benefit shall be reduced by his or her long term disability benefit received under a Group Disability Plan, if any. In addition, the Participant’s combined Long Term Disability Benefit under this Plan and his or her long term disability benefit under the Group Disability Plan, if any, shall be reduced by any offsets as provided in the Group Disability Plan.

3.4

Long Term Disability Benefits under this Plan shall be paid until earliest to occur of (i) the Participant’s attainment of age 65, or (ii) the Participant’s ability to meet the performance requirements of (a) the position he or she held immediately preceding the onset of his or her physical or mental impairment, (b) a similar position, or (c) any appropriate position that the Participant would otherwise be capable of performing by reason of his or her background or experience.

Section 4 – Claims and Appeals

4.1

A Disability Review Committee ("Committee") will be established to review any issues arising under this Plan, including any claims made under this Plan. The Committee shall be appointed by the Senior Executive Vice President-Human Resources and shall be comprised of at least three managers, one of which shall be an executive. The Committee, which shall be a fiduciary under the Plan with respect to the review of claims, shall have the authority, in its sole and absolute discretion, to interpret and administer the Plan, including the authority, in its sole and absolute discretion, to make the determinations as to whether an Eligible Employee is disabled within the meaning of Sections 2 and 3 of the Plan and any other claim arising under the Plan. The Senior Executive Vice President-Human Resources, or his or her successor, which shall be a fiduciary under the Plan with respect to the review of appealed claims, shall have the sole and absolute discretion to make determinations with respect to an appeal of a claim that is denied by the Committee.

4.2

An Eligible Employee or a Participant (the “Claimant”) may file a claim under the Plan by sending a written notice of such claim to SBC Executive Compensation, 175 East Houston, Room 3-N-10, San Antonio, Texas, which shall include a brief description of the Claimant’s claim.

4.3

Upon receipt of a written claim, the Committee shall notify the Claimant of the Committee’s decision regarding the claim within forty-five (45) days of the date the claim is made. The Committee may extend this 45-day period for up to 30 days (plus an additional 30 days if needed) if it determines that special circumstances require more time to determine the claim. The Committee shall notify the Claimant, in writing, within the initial 45-day period (and within the first 30-day extension period if an additional 30 days is needed) if additional time is needed and what special circumstances require the extra time. If extensions are required because the Committee needs additional information from the Claimant, the Claimant shall be given 45 days from the Committee’s notification within which to provide that information.

4.4

A claim is denied if: (a) the Claimant receives a written denial from the Committee, (b) the Claimant receives no reply from the Committee after 45 days, or (c) the Committee has extended the time to reply by an additional 30 or 60 days and the Claimant receives no reply after the additional 30 or 60 days. The written notice of a denied claim shall include: (a) the specific reasons for the denial, (b) a specific reference to the Plan provision upon which the denial is based, (c) a description of any additional information that is needed to make the claim acceptable and the reason it is needed, and (d) a description of the procedure by which the Claimant may appeal the denial to the Human Resources Committee of the SBC Board of Directors.

4.5

If a claim is denied by the Committee, or treated as denied, and the Claimant disagrees with the Committee’s decision, the Claimant may appeal the Committee’s decision by filing a written request for review. The Claimant or someone authorized by the Claimant must make the request for review within 180 days of receipt of the denial notice or, if no notice is received, 180 days after the expiration of 45, 75 or 105 days, whichever is applicable. A written request for review must be sent to the Senior Executive Vice President-Human Resources at the address provided in the claim denial letter or, if no denial letter was sent, to the Senior Executive Vice President-Human Resources, 175 East Houston Street, Room 3-N-10, San Antonio, Texas 78205. The appeal of a denied claim may include: (a) a written statement of the issues and any other comments, along with any new or additional evidence or materials in support of the Claimant’s appeal, (b) a request to examine documents that bear on the Claimant’s appeal, and (c) a request to review pertinent Plan documents.

4.6

Unless the Claimant is notified in writing that more time is needed, a review and decision on the Claimant’s appeal must be made within 45 after the appeal is received. If special circumstances require more time to consider the appeal, the Senior Executive Vice President-Human Resources may take an additional 45 days to reach a decision after providing written notice that there will be a delay. The appeal is deemed denied if notice of the decision is not provided by the end of the 45 or 90-day period. If an appeal is denied by the Senior Executive Vice President-Human Resources, it is final and not subject to further review, however, the Claimant may have further rights under ERISA.

Section 5 - General Provisions

5.1

SBC, in its sole discretion may reduce the disability allowance by the amount of outside compensation or earnings of the Participant for work performed by the Participant during the period for which any Short Term Disability Benefit or Long Term Disability Benefit is provided.

5.2	The rights of a Participant to benefits under the Plan shall not be subject to assignment or alienation, except as required by law.

5.3

SBC may from time to time make changes in the Plan and may terminate the Plan in its sole and absolute discretion. In addition, the Senior Executive Vice President-Human Resources of SBC (or his or her successor), shall be authorized to make minor or administrative changes to the Plan, as well as changes dictated by any requirement of Federal or state statutes or authorized or made desirable by such statutes. Such changes or termination shall not affect the rights of any Participant, without his/her consent, to any benefit under the Plan to which such Participant may have previously become entitled as a result of a disability, death or termination of Employment that occurred prior to the effective date of such change or termination.

5.4

Should a claim, other than under this Plan or under any other plan maintained by the Employer, be presented or suit brought against the Company, an Employer, or against any other Subsidiary, for damages on account of injury or death of a Participant, nothing shall be payable under this Plan; provided however, that the Committee may, in its discretion and upon such terms as it may prescribe waive this provision if such claims be withdrawn or if such suit be discontinued.

5.5

All benefits provided under the Plan with respect to a Participant shall be forfeited and cancelled in their entirety if the Participant directly or indirectly, engages in competitive activity, or has become associated with, employed by, controls, or renders service to any business that is engaged in competitive activity, with (i) the Company, (ii) any Subsidiary, or (iii) any business in which any of the foregoing have a substantial interest, or if the Participant attempts, directly or indirectly, to induce any employee of the Company or a Subsidiary to be employed or perform services elsewhere without the permission of the Company. The phrase “has become associated with” shall include, among other things, the beneficial ownership of 1/10 of 1% or more of a business engaged in competitive activity. The determination of whether a Participant has engaged in any such activity and whether to cancel benefits under this Plan shall be made by SBC, and in each case such determination shall be final, conclusive and binding on all persons. All benefits provided under the Plan with respect to a Participant shall be forfeited and cancelled in their entirety if the Participant is discharged for cause or the Participant engages in misconduct in connection with the Participant’s employment.

5.6	All benefits authorized under the Plan shall be charged to the operating expense accounts of the Participant’s Employer when and as paid.

5.7	The expenses of administering the Plan shall be borne by the Employers in such proportions as shall be mutually agreed upon by such Employers.

5.8

In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

5.9	At any time SBC may correct any error made under the Plan without prejudice to SBC. Such corrections may include, among other things, changing or revoking a disability benefit.

5.10

To the extent not preempted by Federal law, this Plan shall be governed by and construed in accordance with the substantive laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to provisions of the substantive law of any jurisdiction other than the State of Texas.

5.11	The use of personal pronouns of either gender in the Plan is intended to include both masculine and feminine genders.